EXHIBIT 99.1

FOR IMMEDIATE RELEASE                         May 1, 2007

TANDY LEATHER FACTORY REPORTS 1ST QUARTER 2007 FINANCIAL RESULTS

FORT WORTH, TEXAS - Tandy Leather Factory, Inc. (AMEX: TLF) today reported financial results for the first quarter of 2007. Net income for the quarter ended March 31, 2007 was $1.3 million, equal to that of the first quarter of 2006. Fully-diluted earnings per share for the quarter was $0.12 in the current quarter, the same as last year’s first quarter. Total sales for the first quarter were $14.5 million, up slightly from $14.4 million in the same quarter last year.

Sales from the Retail Leathercraft operation, consisting of the Tandy Leather retail store chain, increased $713,000 in the first quarter, a 13% improvement over last year's first quarter. The chain consists of sixty-five stores as of March 31, 2007, compared to fifty-six retail stores a year ago. Three new stores were opened in the first quarter of 2007. First quarter sales for the Wholesale Leathercraft operation, consisting of the Leather Factory wholesale centers and the National Account group, decreased $280,000 or 3% over the same quarter last year.

Consolidated gross profit margins improved from 56.3% in the first quarter of 2006 to 59.3% in the first quarter of 2007. Operating expenses increased from $6.1 million in the first quarter of 2006 to $6.6 million in the first quarter of 2007, increasing as a percentage of revenue from 42.1% in 2006 to 45.8% in 2007. Expenses associated with new retail stores (rent, personnel, utilities, etc.), increased advertising and marketing, and employee benefits were the primary contributors to the additional expense.

Ron Morgan, Chief Executive Officer and President, commented, “It’s been a tough first quarter. A 1% sales gain for the quarter was well below our expectations coming into the year or what we’ve been used to. With the expenses associated with the twelve new stores since the first quarter of 2006, frankly, I am pleased that our earnings matched that of last year’s first quarter. Those new expenses coupled with flat sales could have pushed us the other way. As expected, our gross profit margin improved significantly due to product mix. When we sell less leather and more hardware, tools, conchos, etc., sales tend to be softer, but gross margin improves. I expect we’ll see some improvement in sales for the second quarter, although April won’t show much. The motivation level in our managers is very high right now as they’re all disappointed with their first quarter results.”

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 67 Tandy Leather retail stores, located in 31 states and 4 Canadian provinces, and Mid-Continent Leather Sales, one store located in Oklahoma. Its common stock trades on the American Stock Exchange with the symbol "TLF".

Contact:         Ron Morgan, Tandy Leather Factory, Inc.       (817) 496-4414
       Shannon L. Greene, Tandy Leather Factory, Inc.      sgreene@tandyleather.com

This news release may contain forward-looking statements. All forward-looking statements made here or in other news releases issued by Tandy Leather Factory, Inc. are based on current expectations as of the date of the release. These forward-looking statements involve risks and uncertainties that could cause the results of Tandy Leather Factory, Inc. to differ materially from management’s current expectations. Many of these risks and uncertainties are detailed from time to time in TLF’s reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q. Investors are reminded that past performance may not be predictive of future results.

TANDY LEATHER FACTORY, INC.
CONSOLIDATED BALANCE SHEETS

	3/31/07 (unaudited)	12/31/06
Cash	$6,001,607	$6,739,891
Accounts receivable, net of allowance for doubtful accounts	2,894,793	2,599,279
Inventory	18,344,527	17,169,358
Deferred income taxes	276,212	266,018
Other current assets	1,469,749	1,089,258
Total current assets	28,986,888	27,863,804

Property and equipment, net	1,963,253	1,876,605

Goodwill and other intangibles, net	1,398,330	1,106,815
Other assets	1,150,474	1,069,411
	$33,498,945	$31,916,635

Accounts payable	$2,551,457	$1,776,646
Accrued expenses and other liabilities	2,484,623	3,424,010
Income taxes payable	427,810	59,392
Current maturities of capital lease obligations and long-term debt	78,206	111,723
Total current liabilities	5,542,096	5,371,771

Deferred income taxes	216,534	221,621
Capital lease obligations and long-term debt, net of current maturities	-	-
Total Liabilities	5,758,630	5,593,392

Common stock	26,207	26,124
Paid-in capital	5,351,044	5,292,591
Retained earnings	22,295,896	20,949,540
Treasury stock	(25,487)	(25,487)
Accumulated other comprehensive loss	92,655	80,475
Total Stockholders' Equity	27,740,315	26,323,243
	$33,498,945	$31,916,635

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

	Three Months
	2007	2006
NET SALES	$14,507,805	$14,413,649
COST OF SALES	5,909,852	6,299,515
Gross Profit	8,597,953	8,114,134

OPERATING EXPENSES	6,643,172	6,072,346
INCOME FROM OPERATIONS	1,954,781	2,041,788

Interest expense	-	-
Other, net	(48,996)	(18,110)
Total other expense	(48,996)	(18,110)

INCOME BEFORE INCOME TAXES	2,003,777	2,059,898
PROVISION FOR INCOME TAXES	657,422	713,635
NET INCOME	$1,346,355	$1,346,263

NET INCOME PER COMMON SHARE - BASIC	$0.12	$0.13

NET INCOME PER COMMON SHARE-DILUTED	$0.12	$0.12

WEIGHTED AVG NUMBER OF SHARES OUTSTANDING:
Basic	10,893,359	10,756,745
Diluted	11,150,246	11,102,906

Selected financial data:

	Quarter Ended 03/31/07		Quarter Ended 03/31/06
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$7,940,487	$1,346,203	$8,220,397	$1,519,020
Retail Leathercraft	6,254,219	553,748	5,541,082	495,824
Other	313,099	54,830	652,170	26,944
Total Operations	$14,507,805	$1,954,781	$14,413,649	$2,041,788

Wholesale Leathercraft	Quarter Ended 03/31/07		Quarter Ended 03/31/06
	# of stores	Sales	# of stores	Sales
Distribution centers	29	$6,624,606	29	$7,112,301
New store-Midcontinent Leather Sales	1	185,263	-	-
National account group		1,130,618		1,108,097
Total Sales - Wholesale Leathercraft		$7,940,487		$8,220,397

Retail Leathercraft	Quarter Ended 03/31/07		Quarter Ended 03/31/06
	# of stores	Sales	# of stores	Sales
Same store sales	53	$5,529,927	53	$5,490,955
New store sales	12	724,292	3	50,127
Total Sales - Retail Leathercraft		$6,254,219		$5,541,082

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,346,355	$1,346,263
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	105,739	97,185
Gain on disposal of assets	-	-
Non-cash stock-based compensation	7,625	22,480
Deferred income taxes	(15,281)	43,249
Other	11,092	(10,594)
Net changes in assets and liabilities:
Accounts receivable-trade, net	(239,162)	(806,423)
Inventory	(824,948)	625,395
Income taxes	368,418	520,243
Other current assets	(396,474)	(566,483)
Accounts payable	726,168	1,047,227
Accrued expenses and other liabilities	(939,386)	(655,252)
Total adjustments	(1,196,209)	317,027
Net cash provided by operating activities	150,146	1,663,290

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(200,097)	(112,792)
Payments in connection with businesses acquired	(650,000)	-
Proceeds from sale of assets	25,339	-
Increase in other assets	(81,063)	461
Net cash used in investing activities	(905,821)	(112,331)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in revolving credit loans	-	-
Payments on notes payable and long-term debt	(33,517)	(33,516)
Proceeds from issuance of common stock	50,910	37,800
Net cash provided by (used in) financing activities	17,393	4,284

NET CHANGE IN CASH	(738,284)	1,555,243
CASH, beginning of period	6,739,891	3,215,727

CASH, end of period	$6,001,607	$4,770,970

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	-	-
Income taxes paid during the period, net of (refunds)	$304,908	$48,761